Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-21680, 33-57117, 333-02785, 333-64170, 333-78017, 333-83251, 333-87432, 333-136071, 333-150781, and 33-189086 of Valmont Industries, Inc. on Form S-8 and Registration Statement Nos. 333-59912, 333-165926 and 333-198522 of Valmont Industries, Inc. on Form S-3 of our reports dated February 24, 2016, relating to the consolidated financial statements and financial statement schedule of Valmont Industries, Inc. and the effectiveness of Valmont Industries, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Valmont Industries, Inc. for the fiscal year ended December 26, 2015.

/s/ DELOITTE & TOUCHE LLP
Omaha, Nebraska
February 24, 2016